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                                                                      EXHIBIT 23


                        Consent of Independent Auditors


The Pension and Welfare Committee
CPC International Inc.
Savings/Retirement Plan for Salaried Employees:


We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 2-48849, 2-92248 and 33-49847) of our report dated March 28, 1994 relating to the statements of financial condition of the CPC International Inc. Savings/Retirement Plan for Salaried Employees as of December 31, 1993 and 1992 and the related statements of income and changes in plan equity, and the related schedule for each of the years in the three-year period ended December 31, 1993 which report appears in the December 31, 1993 Form 11-K of the CPC International Inc. Savings/Retirement Plan for Salaried Employees.



New York, New York
March 28, 1994


                                                  /S/ KPMG PEAT MARWICK